Exhibit 99.2

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 85921 USA

Allied Nevada Provides Preliminary Second Quarter 2010 Operating

Results With Record Sales of 29,600 Ounces of Gold

Year to Date Cost of Sales Expected to be Below $400/Ounce

RENO, NEVADA— Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX:ANV )(AMEX:ANV) is pleased to announce preliminary operating results for the second quarter ended June 30, 2010. Allied Nevada achieved record metals sales in the second quarter with approximately 29,600 ounces of gold and 64,000 ounces of silver sold at an expected average cost of sales of approximately $400 per ounce of gold sold1. Year-to-date, approximately 50,000 ounces of gold and 115,000 ounces of silver have been sold and cost of sales is expected to average below $400 per ounce of gold sold.

Hycroft also achieved record production levels of 30,500 ounces of gold and 61,200 ounces of silver in the second quarter of 2010 and 54,000 ounces of gold and 115,000 ounces of silver year-to-date. Hycroft mined 6.4 million tonnes of material, including 3.0 million tons of ore in the second quarter at grades of 0.85 g/t Au and 10.01 g/t Ag. The mine placed approximately 82,200 ounces of gold and approximately 964,000 ounces of silver on the pad (or 46,500 ounces of recoverable gold and 96,400 ounces of recoverable silver) in the second quarter. The mine is on track to meet previously released guidance of 100,000 ounces of gold production at a cost of sales per ounce of gold sold of $400-$450 for 2010.

“We are pleased with the operating performance at Hycroft this quarter. The record production this quarter confirms that Hycroft is running smoothly and is prepared for the expansion now underway,” comments Scott Caldwell, President & CEO. “The initial mining equipment has been ordered, modifications to the current infrastructure have begun and the first crusher will be operational in the third quarter. We have added key employees at site and the Company is geared up to implement this expansion.”

Allied Nevada expects to issue full operating and financial results for the second quarter of 2010 on August 6, 2010.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation; expectations regarding the cost and the purchase and installation of equipment for the proposed crushing system and the anticipated benefits of such system; expectations regarding potential expansion, growth opportunities and potential discoveries at Hycroft; expectations regarding drilling, exploration and other opportunities and the satisfactory resolution of operational challenges at the Hycroft mine; expectations regarding timing and results of the anticipated second quarter financial results in August 2010; expectations regarding the amount of future gold and silver production and sales from the Hycroft mine; expectations regarding the potential improvement of recoveries of gold and silver at Hycroft; expectations regarding anticipated operating costs and the timing and amount of and capital and exploration expenditures; estimates of cash balances; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the

[1]	"Cost of sales per ounce of gold sold" is a non-GAAP measure. Please see the section titled Non-GAAP Measures in this press release for further information.

future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to operating and capital costs; uncertainties regarding estimated recovery rates; and uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

1.	Non-GAAP Measures

Allied Nevada provided non-GAAP measures of “cost of sales per ounce of gold sold” in this document. The Company believes that, in addition to conventional measures prepared in accordance with United States generally accepted accounting principles (U.S. “GAAP”), stakeholders use non-GAAP measures to evaluate the Company’s performance and its ability to generate cash flow. The above non-GAAP measure does not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measure is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. A reconciliation from the non-GAAP measures to the most directly comparable measure calculated in accordance with GAAP will be provided in the Company’s MD&A.

For further information on Allied Nevada, please contact:

Scott Caldwell President & CEO (775) 358-4455	Tracey Thom Vice President, Investor Relations (416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com